Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-78933, 33-53791, 333-60889 and 333-98435) of Ethyl Corporation of our report dated June 23, 2003 relating to the financial statements of the Savings Plan for the Employees of Ethyl Corporation, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Richmond, Virginia

June 25, 2003